AMENDMENT TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (the "NSCC Services Amendment") TO THE FUND PARTICIPATION  AGREEMENT is made as of this 12 day of March, 2014 by and between THE  PRUDENTIAL  INSURANCE  COMPANY  OF AMERICA  (the "Company"), T. ROWE PRICE INTERNATIONAL SERIES, INC. and T. ROWE PRICE  EQUITY  SERIES,  INC.  (each  hereinafter referred  to as  the "Fund")  and T. ROWE PRICE INVESTMENT SERVICES, INC.  ("Underwriter").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, Fund and Underwriter are parties to a certain Fund Participation Agreement dated April 25, 1997, in which the Company offers to the public certain variable life insurance or variable annuity contracts; and

WHEREAS,  Company  and  Underwriter  have each  entered  into a  membership agreement   with  the  National  Securities  Clearing  Corporation   ("NSCC"),  which  has developed a system through which mutual fund purchase and redemption orders can be processed and settled ("Fund/SERV");

WHEREAS,  the Company  has established  operational  capabilities to  utilize the

NSCC and Fund/SERV;

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system; and

herein.

WHEREAS, the parties now desire to further modify the Agreement as provided

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Article I. Sale of Fund Shares is amended to include the below disclosure at the end of Article 1.5.

The parties agree that they will ordinarily use the Fund/SERV system when the Company has the operational capability to do so. When using Fund/SERV the following applies:

The Company shall be solely responsible for the accuracy of each order placed by the Company or its agents and authorized by the Account for the purchase or redemption of Shares through Fund/SERV ("Fund/SERV Instructions") and the issuance of any Fund/SERV Instruction will constitute the Company's representation and warranty to the Underwriter and the Funds that the Fund/SERV Instruction is accurate, complete and issued as duly authorized by the Account whose Shares are the subject of the Fund/SERV

Instructions. The Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions and to limit the access to persons specifically authorized by the Company.

Same Day Trades. On each Business Day, the Company shall aggregate all purchase orders and redemption orders for each Account received by the Company prior to 4:00 p.m. Eastern time ("Day 1"). The Company shall communicate to Distributor, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by 4:00 p.m. Eastern time on Day 1 by no later than the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") Cycle 8 on the following Business Day ("Day 2"). Distributor shall treat all trades communicated  to Distributor in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on Day 1. The Company represents that orders it receives after 4:00p.m. Eastern time ("Day 2") will be transmitted to the Distributor using the following Business Day's net asset value.

2.           Article II. Representation  and Warranties is amended by adding

Section 2.10 as follows:

"2.1 0   The Company has necessary and adequate personnel, space, data processing capacity or other operational capability, facilities and equipment to perform its duties and obligations hereunder in accordance with the terms of this NSCC Services Amendment, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the Funds' and Contracts'  prospectuses and SAis and customary industry standards. Company shall also perform any and all duties, functions, procedures and responsibilities assigned under this NSCC Services Amendment and as otherwise established by NSCC, including compliance with current NSCC rules and procedures and with the terms and provisions of its membership agreement with NSCC.

3.         Ratification  and  Confirmation  of Agreement.   In  the event  of a conflict between the terms of this NSCC Services Amendment and the Agreement, it is the intention of the parties that the terms of this NSCC Services Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this NSCC Services Amendment, the parties hereby confirm and ratify the Agreement.

4.         Counterparts.   This NSCC Services Amendment may be executed in two or more counterparts,  each  of  which  shall  be an  original  and  all of  which  together shall constitute one instrument.

5.         Full  Force  and  Effect.    Except  as  expressly  supplemented,  amended  or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN  WITNESS  WHEREOF,  the  undersigned  have executed  this NSCC  Services

Amendment as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Name: Nils Gyllenhammer
Title: Vice President Product Support
Date: 3/12/14

T. ROWE PRICE EQUITY SERIES, INC.

By: /s/ Name: David Oestreicher
Title: Vice President
Date: 3/12/14

T. ROWE PRICE EQUITY SERIES, INC.

By: /s/ Name: David Oestreicher
Title: Vice President
Date: 3/12/14

T. ROWE PRICE INVESTMENT SERVICES, INC.

By: /s/
Name:  Fran Pollack-Matz

Title:            Vice President
Date:  3/10/14